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                        ASSET AND STOCK PURCHASE AGREEMENT

                                       among

                                  MAGNETEK, INC.,

                       MAGNETEK NATIONAL ELECTRIC COIL, INC.

                                        and

                        NATIONAL ELECTRIC COIL COMPANY, L.P.

                      --------------------------------------

                          Dated as of September 14, 1995

                      --------------------------------------

                             SALE OF CERTAIN ASSETS OF
                MAGNETEK NATIONAL ELECTRIC COIL, INC. LOCATED IN
               BROWNSVILLE, TEXAS, RELATING TO ROTATING EQUIPMENT
            REMANUFACTURING AND REPAIR AND OF COIL COMPANY DE MEXICO,
                                     S.A. DE C.V.


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                                 TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  DEFINITIONS...............................................   1

     1.1   Certain Defined Terms.....................................   1
     1.2   Other Definitional Provisions.............................   8

ARTICLE II CLOSING; PURCHASE PRICE ADJUSTMENT........................   8

     2.1   Sale and Transfer of the Assets...........................   8
     2.2   Assets Not Transferred....................................  10
     2.3   Assumed and Excluded Liabilities..........................  11
     2.4   Closing...................................................  13
     2.5   Purchase Price Adjustment.................................  13
     2.6   Tax Allocation............................................  17
     2.7   Sales and Use Tax.........................................  17

ARTICLE III     CONDITIONS TO CLOSING................................  17

     3.1   Buyer's Obligation........................................  17
     3.2   Sellers' Obligation.......................................  18
     3.3   Condition Subsequent......................................  19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MAGNETEK................  20

     4.1   Authority; No Conflicts; Governmental Consents............  20
     4.2   Financial Statements......................................  21
     4.3   Taxes.....................................................  21
     4.4   Title to Assets...........................................  22
     4.5   Contracts.................................................  22
     4.6   Litigation; Decrees.......................................  23
     4.7   Employee and Related Matters..............................  23
     4.8   Environmental Matters.....................................  24
     4.9   Employee and Labor Relations..............................  24
     4.10  Exclusivity of Representations............................  25

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER...................  25

     5.1   Authority; No Conflicts; Governmental Consents............  25
     5.2   Actions and Proceedings, etc..............................  26
     5.3   Availability of Funds.....................................  26
     5.4   Buyer's Acknowledgment....................................  26
     5.5   Exon-Florio...............................................  27
     5.6   No Knowledge of Sellers' Breach...........................  27

ARTICLE VI COVENANTS OF MAGNETEK.....................................  27

     6.1   Accounts Receivable.......................................  27

     6.2   Offsite Assets............................................  28
     6.3   Glasmex Consolidation.....................................  28

ARTICLE VII     COVENANTS OF BUYER...................................  29

     7.1   Confidentiality...........................................  29
     7.2   Accounts Receivable.......................................  29
     7.3   Waiver of Bulk Sales Law Compliance.......................  30
     7.4   Excluded Assets...........................................  30
     7.5   Insurance.................................................  30
     7.6   Replacement Bonding.......................................  30

ARTICLE VIII    MUTUAL COVENANTS.....................................  30

     8.1   Permits and Consents......................................  30
     8.2   Cooperation...............................................  32
     8.3   Publicity.................................................  32
     8.4   Reasonable Efforts and Further Assurances.................  32
     8.5   Records; Cooperation in Litigation........................  33
     8.6   Access to Former Business Records;
           Cooperation in Litigation.................................  33
     8.7   Use of Trademarks and Trade Names.........................  33
     8.8   Required Modifications or Replacements of Products........  34
     8.9   Warranty Work; ALCAN Inventory............................  34
     8.10  Tax Returns and Taxes for Coil Company....................  35

ARTICLE IX EMPLOYEE BENEFIT MATTERS..................................  35

     9.1   Employee Retention........................................  35
     9.2   Employee Benefit Plans....................................  36
     9.3   Vacation, Holiday, Sick and Severance Pay.................  36
     9.4   Access to Information.....................................  36
     9.5   Third-Party Beneficiaries.................................  37

ARTICLE X  INDEMNIFICATION...........................................  37

    10.1   Indemnification by MagneTek...............................  37
    10.2   Indemnification by Buyer..................................  38
    10.3   Indemnification for Environmental Matters.................  38
    10.4   Losses Net of Insurance, etc..............................  39
    10.5   Termination of Indemnification............................  40
    10.6   Procedures Relating to Indemnification (Other than
           for Tax Claims)...........................................  41
    10.7   Procedures Relating to Indemnification of Tax Claims .....  42
    10.8   Survival of Representations...............................  43

ARTICLE XI GENERAL PROVISIONS........................................  43

    11.1   Assignment................................................  43
    11.2   No Third-Party Beneficiaries..............................  44

    11.3   Termination...............................................  44
    11.4   Expenses..................................................  45
    11.5   Attorneys' Fees...........................................  45
    11.6   Amendments................................................  45
    11.7   Notices...................................................  45
    11.8   Interpretation; Exhibits and Schedules....................  46
    11.9   Counterparts..............................................  47
    11.10  Entire Agreement..........................................  47
    11.11  Fees......................................................  47
    11.12  Severability..............................................  47
    11.13  Governing Law.............................................  47

EXHIBITS

           Exhibit A Bill of Sale, Assignment and Assumption Agreement Exhibit B Brownsville Sublease
           Exhibit C  License Agreement
           Exhibit D  Mexico Sublease
           Exhibit E  Services Agreement
           Exhibit F  Sharing Agreement Amendment
           Exhibit G  Legal Opinion--Sellers' Counsel
           Exhibit H  Legal Opinion--MagneTek
           Exhibit I  Legal Opinion--Buyer's Counsel

SCHEDULES

           Schedule 1.1(a)     Alcan Agreement
           Schedule 1.1(b)     Business Employees
           Schedule 1.1(c)     June Balance Sheets
           Schedule 1.1(d)     Mexico Facility
           Schedule 2.1(a)     Brownsville Facility
           Schedule 2.1(d)     Intellectual Property
           Schedule 2.5        Special Reserve Matters
           Schedule 2.6        Purchase Price Allocation
           Schedule 4.1(b)     Conflicts
           Schedule 4.1(c)     Mexican Consents
           Schedule 4.3        Certain Tax Matters
           Schedule 4.4        Specified Liens
           Schedule 4.5        Certain Contracts
           Schedule 4.6        Pending or Threatened Claims
           Schedule 4.7        Employee Benefit Plans
           Schedule 4.9        Employment and Labor Matters
           Schedule 5.1(b)     Conflicts with Buyer Obligations
           Schedule 5.4        Certain Mexico Corporate Deficiencies
           Schedule 7.6        Contractors and Performance Bonds
           Schedule 11.11      Brokers or Finders

                       ASSET AND STOCK PURCHASE AGREEMENT

          ASSET AND STOCK PURCHASE AGREEMENT dated as of September 14,
1995, among MAGNETEK, INC., a Delaware corporation ("MagneTek"), MAGNETEK NATIONAL ELECTRIC COIL, INC., a Delaware corporation ("NEC" and together with MagneTek, "Sellers"), and NATIONAL ELECTRIC COIL COMPANY, L.P., an Ohio limited partnership ("Buyer").

          NEC, a wholly owned subsidiary of MagneTek, is engaged through its Brownsville, Texas operation in repairing, remanufacturing and upgrading motors and generators (turbines and hydroelectric) primarily for the utility industry (the "Brownsville Business"). Sellers desire to sell to Buyer certain assets (other than excluded assets) relating to the Brownsville Business, as well as the stock of a Mexican subsidiary of MagneTek. Buyer desires to purchase such assets and stock and is willing to assume certain associated obligations and liabilities.

          Accordingly, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

          1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          "Alcan" means Alcan Smelters & Chemicals Limited.

          "Alcan Agreement" means the agreement entered into on or about June 24, 1991 between MagneTek National Electric Coil and Alcan relating to a repair performed by the Brownsville Business at the Kemano, British Columbia power station of Alcan and the correspondence relating thereto dated June 28, 1991, attached hereto as Schedule 1.1(a).

          "Assets" has the meaning set forth in Section 2.1.

          "Assigned Contracts" has the meaning set forth in Section 2.1(e).

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Bill of Sale, Assignment and Assumption Agreement" means a
Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

          "Brownsville Sublease" means the Sublease between NEC and Buyer in respect of the Brownsville Facility in substantially the form attached hereto as Exhibit B.

          "Brownsville Facility" means all of the leased facilities described on Schedule 2.1(a), comprising the leased facilities owned by Mr. Theodore R. Paul and currently occupied by MagneTek and/or its sublessees in Brownsville, Texas, except (i) the leasehold occupied by the Louis Allis Company pursuant to a sublease, (ii) the leasehold occupied by NEC's PEI division and
(iii) the leasehold occupied by MagneTek's Jefferson Transformer division.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

          "Business Employees" means any employee of NEC employed by the Brownsville Business, and all employees of Coil Company (including those transferred from Glasmex or who ultimately remain employees of Glasmex pursuant to Sections 3.3 and 6.3 hereof) on the Closing Date including any such employee on vacation, family, illness or disability leave on such date. Schedule 1.1(b) sets forth a list of Business Employees as of the date set forth thereon.

          "Buyer Indemnified Person" has the meaning set forth in Section
10.1.

          "Closing Balance Sheet" has the meaning set forth in Section 2.5.

          "Closing Date" means the day on which the Closing occurs pursuant to Section 2.4.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Coil Company" means Coil Company de Mexico, S.A. de C.V., a company organized under the laws of Mexico.

          "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which MagneTek or NEC is a party and relating exclusively to the Brownsville Business.

          "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), disability, holiday, vacation, sick pay, sick leave, tuition refund, service award and other employee benefit arrangements, plans, contracts or policies providing employee or executive compensation or benefits to Business Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by either Seller or in which either Seller participates or participated and which, in each case, provides benefits to Business Employees of the Brownsville Business, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

          "Environmental Law" means (a) with respect to the Brownsville Business and the Brownsville Facility, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or governmental codes which relate to the protection of the environment from the effects of Hazardous Substances; and (b) with respect to the Mexico Business and the Mexico Facility, statutes, regulations, rules, ordinances or governmental codes of the Republic of Mexico which relate to the protection of the environment from the effects of Hazardous Substances and which are of nationwide applicability, as in effect on the date of this Agreement.

          "Equipment" has the meaning set forth in Section 2.1(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.3.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Glasmex" means Glasmex S.A. de C.V., a company organized under the laws of Mexico.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance" means any substance which is defined as a hazardous waste or hazardous substance under any applicable statutes or regulations currently in effect in the United States or Mexico adopted for the protection of the environment.

          "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

          "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

          "Intellectual Property" has the meaning set forth in the Sharing Agreement.

          "Inventory" has the meaning set forth in Section 2.1(c).

          "June Balance Sheets" means the unaudited balance sheets (i) of the Brownsville Business and Coil Company (consolidated) as of June 18, 1995 and
(ii) of Glasmex as of July 3, 1995, in each case as attached hereto as
Schedule 1.1(c). As the context requires, "June Balance Sheet" refers to the applicable balance sheet of any one of the foregoing attached.

          "Knowledge of Seller" with reference to any of the representations and warranties of MagneTek means the actual knowledge of any "officer" of MagneTek as such term is defined in 17 C.F.R.
Section 240.16a-1(f), to the extent such officer had, on the date hereof, responsibility for matters that are the subject of such representation and warranty; PROVIDED, HOWEVER, that unless such an officer had (a) actual knowledge to the contrary or (b) direct responsibility at the Brownsville Business level for the subject matter thereof, such knowledge is based solely upon information and materials supplied to MagneTek by Business Employees deemed for this purpose to be comprised of Messrs. Frederick Dawson and William Kaikis.

          "Landlord Consent" means the instrument or instruments required to be executed by the lessor of the Brownsville Facility and the Mexico Facility in connection with the consummation of the transactions contemplated by this Agreement.

          "License Agreement" means the non-exclusive license agreement between Buyer as licensor and NEC as licensee, pertaining to the use of the trademark "NECCOBOND" and "NEC," "NECCOBOND" and certain other tradenames, in substantially the form of Exhibit C hereto.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in Section 10.4.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Brownsville Business and the Mexico Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement.

          "Mexican Environmental Law" means solely the Environmental Law described in clause (b) of the definition of Environmental Law.

          "Mexico Business" means, collectively, the businesses currently conducted by Coil Company and Glasmex.

          "Mexico Facility" means the all of the leased facilities currently occupied by Glasmex or Coil Company in the State of Tamaulipas, Mexico, as described on Schedule 1.1(d).

          "Mexico Sublease" means the Sublease between Glasmex as sublessor and Coil Company as sublessee substantially in the form of Exhibit D attached hereto.

          "Permits" has the meaning set forth in Section 2.1(f).

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Purchase Price" has the meaning set forth in Section 2.4.

          "Records" has the meaning set forth in Section 2.1(g).

          "Required Modification" means, with respect to any product, a modification, improvement or enhancement which is (a) required by any Requirement of Law or (b) otherwise necessary or advisable in MagneTek's sole discretion to permit MagneTek to meet any duty or obligation owing by NEC to remedy defects or hazards in such products or to provide any warning with respect to any such defects or hazards. Required Modifications may include, but shall not be limited to, modifications, improvements or enhancements necessary to meet industry standards, or to implement design improvements, or modifications of or supplements to the product's design, quality, components, safety features, labeling, warnings or instructions. Required Modification shall in no event mean or include any modification, improvement or enhancement required by any written warranty covering the relevant product.

          "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RPI" means Rail Products International, Inc.

          "SEC" means the Securities and Exchange Commission.

          "Seller Indemnified Person" has the meaning set forth in Section
10.2.

          "Seller Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by NEC, MagneTek, Coil Company or (prior to the Closing Date) Glasmex under which any Business Employee of the Brownsville Business participates or is entitled to receive benefits.

          "Services Agreement" shall mean the Services Agreement between MagneTek (in respect of its Jefferson Transformer division), NEC (in respect of its PEI division) and Buyer in substantially the form attached hereto as Exhibit E.

          "Sharing Agreement" means the Sharing Agreement dated as of March 13, 1995, by and between NEC and 800 King Avenue Acquisition Corp. pertaining to the license of certain intellectual property, as amended by the Sharing Agreement Amendment.

          "Sharing Agreement Amendment" means the amendment to the Sharing Agreement, which amendment shall be entered into among National Electric Coil-Columbus, Inc., NEC and Buyer in substantially the form attached hereto as Exhibit F.

          "Special Reserve" has the meaning set forth in Section 2.5.

          "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, tariff, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

          "Tax Returns" has the meaning set forth in Section 4.3.

          "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale, Assignment and Assumption Agreement; (iii) the Sharing Agreement Amendment; (iv) the Services Agreement; (v) the License Agreement; (vi) the Brownsville Sublease; (vii) the Mexico Sublease; and (viii) the Landlord Consent.

          "Transactions" means the transactions contemplated by the Transaction Documents.

          1.2  OTHER DEFINITIONAL PROVISIONS.

                     (a) Terms defined in this Agreement in Sections other than Section 1.1 shall have the meanings as so defined when used in this Agreement.

                     (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

                     (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                   ARTICLE II

                      CLOSING; PURCHASE PRICE ADJUSTMENT

          2.1 SALE AND TRANSFER OF THE ASSETS AND STOCK. Subject to the terms and conditions of this Agreement, on the Closing Date NEC and, to the extent applicable, MagneTek, will sell, convey, transfer, assign and deliver to Buyer all of their respective right, title and interest in and to the following assets (except the Excluded Assets), as the same shall exist on the Closing Date (the "Assets"):

                     (a) to the extent provided for in the Brownsville Sublease and Mexico Sublease, respectively, Sellers' interest in the Brownsville Facility and Mexico Facility, respectively;

                     (b) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, tooling and forms, machinery, equipment, computer equipment (including software), located upon or affixed to the Brownsville Facility (collectively, including the fixtures, the "Equipment");

                     (c) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies of the Brownsville Business included on its June Balance Sheet (and the ALCAN inventory described in Section 8.9 that is not so included) or acquired by the Brownsville Business thereafter, including the Glasmex/Hesgon inventory heretofore stored in the facility of the PEI Division of NEC located adjacent to the Brownsville Facility and included on the Closing Balance Sheet (the "Inventory");

                     (d)  the Intellectual Property described on Schedule
2.1(d);

                     (e) all Contracts (including but not limited to all Contracts listed on Schedule 4.5 and all Contracts entered into by the Brownsville Business through the Closing Date), except for any Contract (other than a Contract that has been fully performed but under which warranty obligations remain outstanding) that requires the consent to assignment of a party thereto which consent has not been obtained prior to the Closing Date pursuant to Section 8.1, until such consent has been obtained (the "Assigned Contracts");

                     (f) all transferable business licenses and permits used exclusively in or relating exclusively to the Brownsville Business (the "Permits");

                     (g) all books and records, employment records and files (other than Intellectual Property that is not described on Schedule 2.1(d), historical accounting, financial and Tax records) related to or used by Sellers exclusively in connection with the Assets and the operation of the Brownsville Business and located at the Brownsville Facility (the "Records");

                     (h) all insurance proceeds paid or payable by any insurance provider, other than Sellers or any Affiliate of Sellers, for any Asset that is destroyed or damaged after the date hereof and prior to the Closing;

                     (i) all accounts receivable and notes receivable of Sellers on the Closing Date arising exclusively out of the activities of the Brownsville Business;

                     (j) the 246 shares of stock of Coil Company owned by Sellers and all minute books, incorporation documents, stock transfer books and corporate seals relating to Coil Company in Sellers' possession;

                     (k) the names "National Electric Coil," "NEC" and "Neccobond," subject to NEC's rights under the License Agreement, and the name "Hesgon";

                     (l) the trademark "HESGON" and the United States federal registration thereof No. 1,020,160 and, subject to NEC's rights under the License Agreement, the trademark "NECCOBOND" and the United States federal registration thereof No. 1,571,303; and

                     (m)  all goodwill appurtenant to the foregoing Assets.

          2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Sellers (the "Excluded Assets"):

                     (a) all cash and cash equivalent items (except as described in Section 2.1(h) and except for deposits and prepaid expenses reflected on the Closing Balance Sheet and relating to Assumed Liabilities) of Sellers, including, without limitation, checking accounts, bank accounts, lock box numbers, certificates of deposit, time deposits, securities (other than the stock of Coil Company) and the proceeds of accounts receivable, including uncashed checks in payment thereof received by Sellers on or prior to the Closing Date, in each case whether or not relating to the Brownsville Business;

                     (b) all rights, properties, and assets which have been used or held for use in connection with the Brownsville Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of business;

                     (c) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Sellers, whether or not attributable to the Brownsville Business, including, without limitation, any right to or claim for refund or rebate of Coil Company or Glasmex in respect of Taxes payable in connection with the consummation of the Transactions;

                     (d) claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; PROVIDED, HOWEVER, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of Excluded Assets or Excluded Liabilities hereunder shall be Excluded Assets;

                     (e) except as set forth in Section 2.1(h), all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

                     (f) proprietary or confidential business or technical information, records and policies that relate to any other division of either Seller, to Sellers generally or to the division of which the Brownsville Business and the Mexico Business forms a part generally, or any of either Sellers'

Affiliates, including, without limitation, organization manuals and strategic plans, but subject to the provisions of the Sharing Agreement;

                     (g)  subject to the limited rights granted in Section
8.7 and pursuant to the Sharing Agreement all "MagneTek" marks, and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek," the mark "MagneTek," or any derivative thereof, and the "MagneTek" logo or any derivative thereof, the name "Energy Engineered," the "Power M" design or any derivative thereof and Sellers' proprietary computer programs or other software, including but not limited to Sellers' proprietary data bases, accounting and reporting formats, systems and procedures but excluding any software developed for and used historically by the division of NEC comprised of the Brownsville Business and the Columbus business;

                     (h) those assets sold pursuant to that certain Asset Purchase Agreement dated as of October 31, 1994 by and among Sellers and RPI and under that certain Asset Purchase Agreement dated as of March 13, 1995 among Sellers and 800 King Avenue Acquisition Corp.;

                     (i) all rights to receive payments from Alcan at the end of the 10-year period referred to in "Option 2" of the Alcan Agreement in respect of the "coil inventory" referred to in such Agreement;

                     (j) all other assets of Sellers not expressly included in the Assets to be sold hereunder, including but not limited to assets used by Sellers or their Affiliates in other businesses of Sellers or at other locations of the same division, racks and other equipment of the PEI or Jefferson Divisions of MagneTek whether located in such divisions' facilities adjacent to the Brownsville Facility or elsewhere, and assets used primarily in connection with Sellers' corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer book), whether or not used for the benefit of the Brownsville Business; and

                     (k) any asset or right that is covered by the Sharing Agreement.

          2.3 ASSUMED AND EXCLUDED LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Sellers the Bill of Sale, Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Sellers arising out of the business of the Brownsville Business, of any kind or nature, whether absolute, contingent, accrued or otherwise, and whether arising before or after the Closing including, without limitation, all liabilities (i) for tax items assumed by Buyer under Section 2.7, (ii) in respect of any threatened litigation referred to on Schedule 4.6, (iii) under the Assigned Contracts, (iv) all liabilities and obligations of Buyer set forth in Article IX hereof and (v) all liabilities in respect of roof repairs required by the landlord at the Brownsville Facility, but not to exceed the lesser of $48,000 or one-half of the final cost of such repairs to the Main Building of the Brownsville Facility (collectively, the "Assumed Liabilities"), it being acknowledged that the contracts of Coil Company and Glasmex need not be expressly assumed because the contracts of Glasmex are being assumed by Coil Company and the stock of Coil Company is being acquired (and/or, the stock of Glasmex is subsequently acquired pursuant to Section 3.3); PROVIDED, HOWEVER, that the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

                     (a) any liability, responsibility or obligation with respect to any Seller Plan, except (i) as provided in Article IX and (ii) pursuant to any Assigned Contracts;

                     (b) any liability for (i) warranty claims (other than warranty claims under the Alcan Agreement or those covered by the Special Reserve, none of which shall reduce the reserve on the Closing Balance Sheet or otherwise give rise to any liability of either Seller) made after the Closing for service, repair, replacement and similar work required under Sellers' written warranties with respect to products sold or services provided prior to the Closing, the expenses of which, at shop level cost (direct materials, direct labor and factory overhead) in the aggregate exceed the warranty reserve on the Closing Balance Sheet, (ii) workers' compensation claims with respect to injuries prior to the Closing, (iii) claims under health insurance plans of Sellers for covered Business Employees with respect to services rendered prior to the Closing (but not in respect of any sick leave or disability benefits pertaining to any period after the Closing Date regardless of when the relevant illness or condition arose) or (iv) any product liability claims for injuries, property damage or other Losses, arising with respect to products sold or services provided prior to the Closing, but only if written notice of such claims described in clause (ii),
(iii) or (iv) shall have been delivered to MagneTek within the two-year period following the Closing Date;

                     (c) any liability for Taxes for any period ending on or prior to the Closing Date, excluding the tax items covered by Section 2.7; and

                     (d) any liability in connection with any litigation pertaining to the Brownsville Business as to which a complaint has been filed prior to the Closing Date.

          2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets shall be held at offices to be specified by Buyer in Columbus, Ohio, at 10:00 a.m. on September 14, 1995, or if the conditions to Closing set forth in Article III shall not have been satisfied or waived by such date, subject to Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Sellers by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by Sellers) immediately available funds in an amount equal to $3,205,000 (hereinafter, the "Purchase Price"), plus or minus an estimate, if the parties mutually agree prior to the Closing Date with respect thereto, of any adjustment to the Purchase Price under Section 2.5 (the Purchase Price plus or minus such estimate of any adjustment under Section 2.5 being hereinafter called the "Closing Date Amount"), and such other documents as are required by this Agreement.

          At the Closing, Sellers shall deliver or cause to be delivered to Buyer (a) the Bill of Sale, Assignment and Assumption Agreement, (b) the License Agreement, (c) the Sharing Agreement Amendment, (d) the Services Agreement, (e) the Brownsville Sublease, (f) the Mexico Sublease, (g) the Landlord Consent, (h) the documents and agreements referred to in Section 3.1 hereof and (i) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Sellers (i) the documents and agreements referred to in the preceding clauses (a) through (g) and in
Section 3.2 hereof, (ii) the Landlord Consent if required by the landlord to be executed and delivered by Buyer as well as Seller, and (iii) such other instruments of assumption and documents as Sellers may reasonably request.
In addition, Sellers shall deliver to Buyer at the Closing affidavits in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that neither Seller is a foreign person within the meaning of
Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes.

          2.5  PURCHASE PRICE ADJUSTMENT.

                     (a) Within 60 days after the Closing Date, Buyer shall prepare and deliver to MagneTek a balance sheet of the Brownsville Business and Coil Company as described in Section 2.5(b) below (the "Closing Balance Sheet") and schedules (the "Cash Schedules") detailing (i) (A) as to the

Brownsville Business and Coil Company, cash generated during the period from and including June 18, 1995 and (B) as to Glasmax, from and including July 3, 1995, in each case through and including the Closing Date, including all uncashed checks received by the Brownsville Business, Coil Company and Glasmax during the respective covered periods ("Generated Cash") and (ii) (A) as to the Brownsville Business and Coil Company, and (B) as to Glasmex, in each case during the respective covered periods, all cash used during the applicable period, including all uncashed checks issued by the relevant Person during the applicable period, but excluding any intercompany payments or allocations other than in direct payment of goods or services ("Expended Cash"). For purposes of preparing the Closing Balance Sheet, Sellers shall make their accounting personnel available to Buyer (without charge) and such employees shall, for the purpose of assisting Buyer in preparing the Closing Balance Sheet and Cash Schedule, be instructed by Sellers to act at Buyer's direction.

          During the 30 days immediately following MagneTek's receipt of the Closing Balance Sheet and Cash Schedule, MagneTek shall be entitled to review the Closing Balance Sheet and Cash Schedule and Buyer's working papers relating to the Closing Balance Sheet and Cash Schedule, and Buyer shall provide MagneTek access at all reasonable times to its personnel, properties, books and records to the extent relevant. The Closing Balance Sheet and Cash Schedule shall become final and binding upon the parties on the thirtieth day following delivery thereof unless MagneTek gives written notice to Buyer of its disagreement with the Closing Balance Sheet or Cash Schedule (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet or Cash Schedule, then the Closing Balance Sheet or Cash Schedule (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and MagneTek shall each have access to the other party's working papers prepared in connection with the other party's preparation of a Notice of Disagreement. At the end of such 30-day period, MagneTek and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet and Cash Schedule, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and MagneTek on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be such nationally recognized independent public accounting firm with offices in Nashville, Tennessee, and Columbus, Ohio, as shall be agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this
Section 2.5 shall be borne 50% by Buyer and 50% by MagneTek.

                     (b) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the June Balance Sheets, and shall be identical to the June Balance Sheets except insofar as any one or more of the following adjustments is not reflected upon the June Balance Sheets:

                               (i)   the Closing Balance Sheet shall
                     not reflect any provision for Taxes (whether as an asset or a liability);

                               (ii)  intercompany advances shall be
                     eliminated;

                               (iii) inventory shall be valued on a
                     first-in, first-out basis;

                               (iv)  all Excluded Assets (and all
                     related depreciation and reserves) shall be eliminated and all Excluded Liabilities (and related reserves) shall be eliminated;

                               (v)  the Closing Balance Sheet shall
                     reflect a special reserve (the "Special
                     Reserve") in an aggregate amount of $274,000, reflecting Sellers' sole and complete liability and obligation to Buyer in respect of all of the following:

                                    (A)  Severance payments that are
                          or may become due to any employees of Coil
                          Company or Glasmex;

                                    (B)  Certain Glasmex inventory
                          described in Schedule 2.5; and

                                    (C)  The additional matters
                          described in Schedule 2.5.

                     The Special Reserve shall apply to reduce the Purchase Price, but in the event the actual liabilities associated with such Reserve exceed the amount thereof, Buyer shall have no claim against Sellers and conversely, if the actual amount of the Special Reserve exceeds the associated liabilities, Buyer shall not be required to pay any additional purchase price to Sellers;

                               (vi)  The inventory associated with
                     the warranty obligation under the Alcan
                     Agreement (currently having a book value of approximately U.S. $380,000) shall be excluded from the Closing Balance Sheet; provided, however, that such inventory comprises part of the Assets, and subject to Section 8.9 hereof; and

                               (vii)  All copper inventory that is
                     "tolled" at Southwire Company and Westinghouse Wire Corporation shall be included on the Closing Balance Sheet;

                     (c) The Purchase Price shall be adjusted (after giving effect to the estimation, if any, reflected in the Closing Date Amount) such that the Purchase Price is (i) increased, to the extent that the Cash Schedules in the aggregate show a net excess of Expended Cash over Generated Cash, and
(ii) decreased, to the extent that the Cash Schedules in the aggregate show a net excess of Generated Cash over Expended Cash. The Purchase Price shall be adjusted upward or downward, dollar for dollar, in respect of any such negative or positive adjustment; PROVIDED, HOWEVER, that the estimated adjustment paid on the Closing Date shall be taken into account in determining whether such threshold is met. Any required adjustment to the Purchase Price pursuant to this Section 2.5 shall be referred to as the "Purchase Price Adjustment."

                     (d) Buyer agrees, with respect to Purchase Price Adjustments, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Brownsville Business on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Brownsville Business.

                     (e) Within thirty days after the receipt by MagneTek of the Closing Balance Sheet and Cash Schedules in accordance with Section 2.5(a) hereof, Buyer shall remit to Sellers or Sellers shall remit to Buyer, as the case may be, in immediately available funds, any undisputed amounts constituting Purchase Price Adjustments. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made in immediately available funds within three business days after the resolution thereof pursuant to Section 2.5(a). Each payment pursuant to this Section 2.5 shall be made with interest on the amount of the payment at an annual rate equal to the reference rate quoted by the San Francisco branch of Bank of America on the Closing Date for the period from the Closing Date to the date of payment, computed on the basis of a 360-day year and actual days elapsed.

          2.6 TAX ALLOCATION. Buyer and Sellers shall allocate the Purchase Price and any Purchase Price Adjustments plus the Assumed Liabilities (to the extent identifiable or reasonably estimable as of the date hereof) to broad categories constituting components of the Assets in accordance with Schedule
2.6. Buyer and Sellers shall report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder), but such allocation shall not constrain reporting for other purposes.

          2.7 SALES AND USE TAX. Buyer and Sellers shall cooperate in preparing, executing and filing use and sales Tax Returns relating to, and Buyer and MagneTek shall share equally and pay when due, any and all sales, real estate or stock transfer or use Tax due with regard to, the purchase and sale of the Assets, except that Buyer and Coil Company shall not be responsible for any such Taxes incurred by Glasmex or Coil Company in connection with the transfer of assets from Glasmex to Coil Company. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by
Section 2.6. Buyer shall also furnish Sellers with a form of resale certificate that complies with the requirements of Texas and other applicable state taxation laws and, if reasonably required by Sellers, a form of resale certificate that complies with the requirements of any applicable laws of Mexico.

                                    ARTICLE III

                               CONDITIONS TO CLOSING

          3.1 BUYER'S OBLIGATION. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                     (a) The representations and warranties of MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing; and Sellers shall have delivered to Buyer certificates dated the Closing Date and signed by an authorized officer of the respective Sellers confirming the foregoing.

                     (b) Buyer shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Sellers, as to the matters set forth in Exhibit G, and an opinion dated the Closing Date of Samuel A. Miley, Esq., General Counsel of MagneTek, as to the matters set forth in Exhibit H, which opinions shall be reasonably satisfactory in form to Buyer.

                     (c) The appropriate Seller or Glasmex, in the case of the Mexico Sublease, shall have entered into the Bill of Sale, Assignment and Assumption Agreement, the Sharing Agreement Amendment, the License Agreement, the Brownsville Sublease, the Mexico Sublease and the Services Agreement.

                     (d) Sellers shall have executed and delivered to Buyer an instrument of assignment of the 246 shares of stock of Coil Company owned by Sellers.

                     (e)  Buyer shall have received the Landlord Consent.

                     (f) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          3.2 SELLERS' OBLIGATION. The obligations of Sellers to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

                     (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                     (b) Sellers shall have received an opinion dated the Closing Date of Stanley L. Waldbaum, Esq., counsel to Buyer, as to the matters set forth in Exhibit I, which opinion shall be reasonably satisfactory in form to Sellers.

                     (c) Buyer shall have entered into the Bill of Sale, Assignment and Assumption Agreement, the Sharing Agreement Amendment, the License Agreement, the Brownsville Sublease, and the Services Agreement.

                     (d)  Coil Company shall have entered into the Mexico
Sublease.

                     (e) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Sellers there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

                     (f) MagneTek shall have received from Buyer insurance certificates and documentation reflecting compliance with the provisions of Sections 7.5 and 7.6.

          3.3 CONDITION SUBSEQUENT. Sellers and Buyer agree that in the event the Glasmex union does not grant its consent to the reorganization contemplated by Section 6.3 in a form reasonably satisfactory to Buyer within 180 days after the Closing Date, Sellers and Buyer will jointly rescind and reverse such transaction to the extent necessary to reinstate the former Glasmex employees as Glasmex employees and, without further consideration, Sellers will transfer all of the stock of Glasmex to Buyer and/or its designees and deliver all instruments in its possession described in Section 2.1(j) hereof. Buyer acknowledges that such stock is encumbered by that certain letter agreement with Mr. Paul dated May 23, 1988.

                                     ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MAGNETEK

          MagneTek hereby represents and warrants to Buyer as follows:

          4.1  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                     (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     (b) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Sellers under, any provision of (i) the Certificate of Incorporation or By-Laws of either Seller, (ii) subject to the matters disclosed in Schedule 4.1(b), any Contractual Obligation of MagneTek or, to the Knowledge of Seller, NEC or
(iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, any United States Requirement of Law applicable to either Seller or its property or assets, other than, in the case of clauses (ii) and
(iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any United States Governmental Authority is required to be obtained or made by or with respect to either Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions, other than (A) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) any necessary approval of any Governmental Authority in connection with the assignment or novation of any Contracts, (D) those that may be required solely by reason of Buyer's participation in the Transactions and (E) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

                     (c) To the Knowledge of Seller, the sale of the stock of Coil Company and the transactions contemplated by Section 6.3 hereof do not require any consent, approval, license, permit, order, or authorization of, or registration, declaration or filing with, any Mexican Governmental Authority or any party to a Contractual Obligation of either Glasmex or Coil Company, other than the consents and filings described in Schedule 4.1(c) hereof, none of which has been obtained as of the Closing.

          4.2 FINANCIAL STATEMENTS. To the Knowledge of Seller, the June Balance Sheets were prepared in accordance with GAAP consistently applied, and fairly presents the combined financial condition of the Brownsville Business, Coil Company and Glasmex as of the respective dates thereof except:
(a) as set forth therein; (b) for the absence of footnotes; (c) for normal recurring adjustments; and (d) to the extent it was prepared on a PRO FORMA basis, with allocations of certain assets and liabilities based upon good faith estimates of management.

          4.3  TAXES.

                     (a) Except as disclosed on Schedule 4.3, each Seller, and any affiliated group within the meaning of Section 1504 of the Code, of which either Seller is or has been a member (the "Affiliated Group," but only for the taxable period during which either Seller has been a member thereof), have filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority (i) all Tax returns, reports and forms (collectively, "Tax Returns") required to be filed by the Code or by applicable laws, (ii) all Taxes shown on such Tax Returns have been timely paid in full by the due date thereof, (iii) no Tax Liens have been filed by any Tax authority against any property or assets of the Brownsville Business, and
(iv) to the Knowledge of Sellers, no claims are being asserted in writing with respect to any Taxes relating to the Brownsville Business.

                     (b) Except as set forth in Schedule 4.3, (i) no property of the Brownsville Business is "tax exempt use property" within the meaning of
Section 168(h) of the Code, and (ii) the Assigned Contracts do not include any lease made pursuant to former Section 168(f)(8) of the Code.

                     (c) Neither Seller is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

                     (d) No representation or warranty as to Taxes is made in respect of Coil Company or Glasmex.

           4.4 TITLE TO ASSETS. Either NEC or Coil Company has good and marketable title to all assets reflected on the June Balance Sheet of the Brownsville Business, except those sold or otherwise disposed of since the date of such June Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 4.4 and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty, and other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate. Either MagneTek or NEC has good and marketable title to 246 shares of the stock of Coil Company. The names of the last known owners of the additional outstanding shares of the stock of Coil Company are listed on Schedule 4.4.

          4.5 CONTRACTS. Schedule 4.5 sets forth a list of each of the following types of Contracts:

                     (a) any employment or severance agreement that has an aggregate future liability in excess of $100,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (excluding any contracts or agreements with Business Employees that relate to the Transactions but are not being assumed by Buyer);

                     (b) any employee collective bargaining agreement or other contract with any labor union covering Business Employees;

                     (c) to the Knowledge of Sellers, any Contract other than in the ordinary course of business pursuant to which the aggregate of payments to become due from or to either Seller is equal to or exceeds $200,000, and which is not terminable by no more than 60 days' notice for a cost of less than $100,000; and

                     (d) any lease or similar agreement under which NEC is a lessor or sublessor of, or makes available for use by any third party (including another division of either Seller), any Business Property or premises otherwise occupied by the Brownsville Business.

Schedule 4.5 sets forth all such contracts (as such term is defined in the definition of Contract) to which either Coil Company or Glasmex is a party.

          Except as disclosed on Schedule 4.5, to the Knowledge of Sellers, each Contract (or contract) listed on Schedule 4.5 is valid, binding and in full force and effect and is enforceable by NEC, MagneTek, Coil Company or Glasmex, as the case may be, in accordance with its terms. Except as disclosed in Schedule 4.5, to the Knowledge of Sellers, MagneTek, NEC, Coil Company or Glasmex, as the case may be, has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Sellers, no other party to any of the Contracts (or contracts) is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          4.6  LITIGATION; DECREES.  To the Knowledge of Sellers, Schedule
4.6 sets forth a list, as of the date of this Agreement, of all pending and threatened lawsuits or claims with respect to which either Seller has contacted in writing the defendant or been contacted in writing by the claimant or by counsel for the claimant by or against either Seller relating to the Brownsville Business, Coil Company or Glasmex which (a) involves a claim by or against either Seller of more than $50,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the Knowledge of Sellers, except as disclosed on Schedule 4.6, neither Seller is in default under any judgment, order or decree of any Governmental Authority applicable to the Brownsville Business, Coil Company or Glasmex except where the default would not have a Material Adverse Effect.

          4.7 EMPLOYEE AND RELATED MATTERS. Schedule 4.7 sets forth each material Employee Benefit Plan. Sellers have made available to Buyer true, complete and correct copies or summaries of each Plan so listed.

           4.8  ENVIRONMENTAL MATTERS.   To the Knowledge of Sellers, except
for the matters disclosed or referred to in the Phase I Environmental Report of the Brownsville Facility, as to the Brownsville Business:

                     (a) Sellers are not in material violation of any applicable Environmental Law and are not under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Substance;

                     (b) There has heretofore been no spillage, discharge, release or disposal of any such Hazardous Substance by NEC on or under the Brownsville Facility in an amount and of a nature which could reasonably be expected to result in material liability to the Brownsville Business; and

                     (c) No pending citations, fines, penalties or claims have been asserted against NEC under any Environmental Law which could reasonably be expected to have a Material Adverse Effect and which have not been reflected in the June Balance Sheet.

          No representation or warranty as to environmental matters is made in respect of Coil Company or Glasmex.

            4.9  EMPLOYEE AND LABOR RELATIONS.  Except as set forth on
Schedule 4.9:

                     (a) there is no labor strike, dispute, or work stoppage or lockout pending or, to the knowledge of Sellers, threatened, involving the Brownsville Business or the Mexico Business;

                     (b) there is no unfair labor practice charge or complaint against NEC pending, or threatened, before the National Labor Relations Board involving the Brownsville Business;

                     (c) there is no pending or, to the knowledge of Sellers, threatened grievance involving a Business Employee that, if adversely decided, would have a Material Adverse Effect;

                     (d) no charges with respect to or relating to NEC are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Brownsville Business, other than those which, if so determined, would not have a Material Adverse Effect; and

                     (e) to the Knowledge of Sellers, no charges with respect to or relating to Coil Company or Glasmex are pending before any Mexican Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Mexico Business, other than those which, if so determined, would not have a Material Adverse Effect.

           4.10 EXCLUSIVITY OF REPRESENTATIONS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS (INCLUDING THE STOCK OF COIL COMPANY AND THE ASSETS OF GLASMEX) OR THE BROWNSVILLE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS OF THE BROWNSVILLE BUSINESS ARE SOLD TO BUYER "AS IS AND WHERE IS," THE STOCK OF COIL COMPANY IS SOLD TO BUYER "AS IS" AND, IF THE STOCK OF GLASMEX IS TRANSFERRED PURSUANT TO
SECTION 3.3, IT IS SOLD TO BUYER "AS IS."

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers as follows:

          5.1  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                     (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio.
Buyer has all requisite partnership power and authority to enter into this Agreement and to consummate the Transactions. All acts and other proceedings required to be taken by Buyer and its general partner to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                     (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of
(i) the agreement of limited partnership of Buyer or the articles of incorporation or bylaws of its general partner, (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, any Requirement of Law applicable to Buyer or its property or assets. No material consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than (A) compliance with and filings under Section 13(a) and 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) any necessary approval of any Governmental Authority in connection with the novation of any Contracts and
(D) those that may be required solely by reason of Sellers' (as opposed to any other third party's) participation in the Transactions.

          5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.

          5.3 AVAILABILITY OF FUNDS. Buyer has all funds, or binding commitments as to the availability to Buyer of all funds, required to consummate the Transactions.

          5.4  BUYER'S ACKNOWLEDGMENT.  Buyer acknowledges and agrees that,
(a) other than the representations and warranties of MagneTek specifically contained in this Agreement, there are no representations or warranties of either Seller either expressed or implied with respect to either Seller, the Brownsville Business, Coil Company, Glasmex or the Transactions, (b) that Sellers have disclosed to Buyer the matters set forth on Schedule 5.4 with respect to Coil Company and Glasmex and none of such matters or any consequences thereof shall be deemed a breach of any representation or warranty of either Seller hereunder (PROVIDED, HOWEVER, that the Sellers' indemnification obligation under clause (e) of Section 10.1 is not limited by the foregoing acknowledgment), and (c) Buyer shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by either Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer.

          5.5 EXON-FLORIO. Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

          5.6 NO KNOWLEDGE OF SELLERS' BREACH. Neither Buyer nor, to the best knowledge of Buyer, any of its Affiliates, has knowledge of any breach of any representation or warranty by MagneTek or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If Buyer obtains actual knowledge of any information relevant to the representations and warranties of MagneTek under this Agreement prior to the Closing Date (whether through Sellers or otherwise), then for the purposes of MagneTek's liability under such representations and warranties the effect shall be as if the representations and warranties were so modified in this Agreement, and no claim for indemnification may be made under Article X hereof to the extent such claim would not arise under such modified representation or warranty.

                                   ARTICLE VI

                          COVENANTS OF MAGNETEK AND NEC

          MagneTek and NEC severally, and not jointly, covenant and agree as follows:

          6.1 ACCOUNTS RECEIVABLE. If, after the Closing Date, either Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to either Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment
(a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Sellers or the Buyer, as applicable.

          6.2 OFFSITE ASSETS. To the extent any Assets sold pursuant hereto remain at NEC facilities that are not being transferred to Buyer, NEC agrees to exercise reasonable care in respect thereof, and in no event less than it exercises with respect to its own assets. In the event Buyer wishes to remove such Assets, NEC shall cooperate in all reasonable respects, but Buyer shall bear all expenses associated therewith.

          6.3  GLASMEX CONSOLIDATION.

                     (a) On or prior to the Closing Date and without cost to Buyer except as provided below:

                          (i)  Sellers and Buyer shall cause Glasmex to
transfer, assign and convey to Coil Company all of its assets, other than its interest as the beneficial owner of the Mexico Facility, by instrument or instruments reasonably satisfactory to Sellers and Buyer;

                         (ii)  Sellers and Buyer shall cause Glasmex to assign
to Coil Company all contracts (as such term is defined in the definition of Contract) to which Glasmex is a party and shall cause Coil Company to assume the obligations under such contracts of Glasmex, by instrument or instruments reasonably satisfactory to Sellers and Buyer;

                        (iii) Sellers and Buyer shall cause Glasmex to terminate the employment of its employees and shall cause Coil Company concurrently to employ such persons on substantially the same terms and conditions to the extent reasonably possible;

                         (iv)  Sellers and Buyer shall cause Coil Company to
assume the liabilities of Glasmex accrued on its balance sheet and certain liabilities pertaining to its employees including, without limitation, the accrued severance pay obligations associated with such employees, by instrument or instruments reasonably satisfactory to Buyer and Sellers; and

                          (v)  Glasmex and Coil Company shall enter into the
Mexico Sublease.

                     (b) Buyer acknowledges that Sellers have not obtained the consents or made the filings in respect of the foregoing transactions and that certain consents and filings are likely required, as set forth to the Knowledge of Sellers in Schedule 4.1(c). Buyer acknowledges that the Transactions and the above transactions are being consummated without such consents and filings in part to accommodate Buyer's desired closing schedule and accordingly, agrees to use reasonable efforts to obtain such consents and to complete such filings promptly after the Closing Date. To the extent Buyer incurs out-of-pocket expenses in connection with such actions, Buyer shall be reimbursed for up to $5,000 of such expenses provided that documentation thereof is submitted no later than the date the Closing Balance Sheet is required to be delivered pursuant to Section 2.5.

                                   ARTICLE VII

                                COVENANTS OF BUYER

          Buyer covenants and agrees as follows:

          7.1 CONFIDENTIALITY. Buyer acknowledges that the information being provided to it by Sellers is subject to the terms of a confidentiality agreement contained in the Management Agreement dated as of July 6, 1995 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Buyer hereby assumes all of the obligations of such representative under the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; PROVIDED, HOWEVER, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Brownsville Business, Coil Company and Glasmex; and PROVIDED, FURTHER, HOWEVER, that Buyer acknowledges that any and all other information provided to it by Sellers or Sellers' representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

          7.2 ACCOUNTS RECEIVABLE. If, after the Closing Date, Buyer receives any payment from any Person who at the time of such payment has outstanding accounts payable to Sellers, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts

Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of the Sellers or Buyer, as applicable.

          7.3 WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions. MagneTek shall indemnify Buyer in connection with the foregoing matters pursuant to Section 10.1(c) hereof.

          7.4 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then Buyer shall, at MagneTek's expense, deliver such Excluded Assets to Sellers upon the request of Sellers, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

          7.5 INSURANCE. Buyer shall secure insurance with respect to the Brownsville Business from the Closing Date covering general liability and products liability in amounts customary for the industry in which such businesses operate.

          7.6 REPLACEMENT BONDING. Within 30 days of the Closing Date, Buyer shall secure replacements for certain performance bonds set forth on
Schedule 7.6, or shall have made alternative arrangements with the beneficiaries thereof, to MagneTek's satisfaction. The foregoing shall not limit Buyer's responsibility in respect of the matters as to which such instruments pertain, which responsibility shall be governed by this Agreement in respect of the applicable Assumed Liabilities. In addition, Buyer shall promptly reimburse Sellers for the incremental expense of maintaining the foregoing instruments from the Closing Date through the date they are so replaced.

                                   ARTICLE VIII

                                 MUTUAL COVENANTS

          Each of Sellers and Buyer covenants and agrees as follows:

          8.1  PERMITS AND CONSENTS.

                     (a) Except as expressly provided in Section 6.3 hereof, as promptly as practicable after the date hereof, Buyer and Sellers shall make all filings with

Governmental Authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Sellers shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Sellers and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required. Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts and that Sellers will not assign to Buyer at the Closing any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date.

                     (b) Buyer agrees that Sellers shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Contract as a result thereof. Buyer further agrees that no representation or warranty of MagneTek or covenant of MagneTek or of NEC contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such acceleration or termination. Sellers shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; PROVIDED, HOWEVER, that such cooperation shall not include any requirement that Sellers commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

                     (c) With respect to each such Contract not assigned on the Closing Date, after the Closing Date Sellers shall, to the extent necessary, continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Sellers shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Contract shall be deemed assigned by Sellers to Buyer after receipt of such consent after the Closing Date. Any contract as to which consent is obtained after the Closing Date shall thereupon comprise an Assigned Contract. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Sellers may provide Buyer with such benefits without violating the terms of such Contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Sellers to be performed under such Contract after the Closing Date, such obligations to comprise Assumed Liabilities hereunder.

                     (d) Without limiting the generality of the foregoing, the parties acknowledge that Buyer will seek novations in respect of the government contracts of Sellers included in the Transactions, and Sellers undertake to provide customary and reasonable assistance to Buyer in respect of the preparation of novation requests.

          8.2 COOPERATION. Buyer and Sellers shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Brownsville Business and Mexico Business to Buyer and to minimize any disruption to the respective businesses of Sellers or the Brownsville Business or Mexico Business that might result from the Transactions. Sellers, at their own expense, shall cooperate with Buyer with respect to the cure of any deficiencies concerning Coil Company disclosed on
Schedule 5.4 if reasonably requested by Buyer, but any out-of-pocket costs of the cure of such deficiencies shall be at Buyer's expense. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

          8.3 PUBLICITY. Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          8.4 REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur. Sellers and Buyer shall, at any time and from time to time after the Closing, upon the reasonable request of another party, execute, acknowledge, deliver and file all such further acts, transfers, conveyances, assignments and assurances as may reasonably be required to effect the Transactions.

          8.5 RECORDS; COOPERATION IN LITIGATION. After the Closing, upon reasonable written notice and at Buyer's sole expense, Sellers agree to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Assets in Sellers' possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Sellers.

          8.6 ACCESS TO FORMER BUSINESS RECORDS; COOPERATION IN LITIGATION. For a period of seven years following the Closing, Buyer will retain all Records. During such period, Buyer will afford authorized representatives of Sellers (including their auditors) access to such Records at reasonable times and during normal business hours at its principal business office, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Sellers at Sellers' sole cost and expense. During such period, Buyer will, at Sellers' expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), cooperate with Sellers in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Sellers or any of their Affiliates is subject relating to the Brownsville Business, Coil Company or Glasmex prior to the Closing. The term "Record" as used in this Section 8.6 shall include any data processing files or other computerized data.

          8.7 USE OF TRADEMARKS AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, Buyer and Coil Company, as applicable, may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek" and the stylized "MagneTek" logos
(i) in displays, signage and postings for the period after the Closing Date necessary to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Brownsville Business' former affiliation with MagneTek (e.g., formerly a division of "MagneTek, Inc.") and
(iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

          8.8 REQUIRED MODIFICATIONS OR REPLACEMENTS OF PRODUCTS. The following provisions of this Section 8.8 shall govern the responsibilities of Buyer and MagneTek regarding Required Modifications:

                     (a) Buyer shall advise MagneTek promptly after becoming aware of any Required Modifications to the products shipped or services provided by the Brownsville Business prior to the Closing Date to the extent Buyer intends to assert any claim under Article X hereof in respect of such products.

                     (b) Whether or not Buyer gives the foregoing notice, Buyer shall make any Required Modifications to products shipped or services provided by the Brownsville Business prior to the Closing Date which are necessary or advisable, in the reasonable discretion of MagneTek. If the cost to MagneTek under Section 8.8(c) of implementing any such Required Modification exceeds the cost to MagneTek of replacing such products, Buyer shall replace such products at MagneTek's expense pursuant to Section 8.8(c). The obligation of Buyer hereunder shall include, but not be limited to, such actions as MagneTek may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Buyer's facilities for modification, improvement, enhancement or replacement, (iii) the production of replacement products, parts or supplies necessary for the implementation of the product modification, enhancement, improvement or replacement, (iv) the installation, modification or replacement of the product by personnel of Buyer, either at the customer's location or at Buyer's facilities, as appropriate, and
(v) recordkeeping and reports with respect to such product modifications, enhancements, improvements or replacements to the extent required by law or reasonably requested by MagneTek.

                     (c) MagneTek shall reimburse Buyer for direct materials, direct labor and factory overhead incurred by Buyer in installing or implementing any Required Modification under Section 8.8(b) or in producing any replacement products, parts or supplies under Section 8.8(b), together with all reasonable out-of-pocket shipping, postage and printing costs incurred by Buyer in connection therewith.

          8.9 WARRANTY WORK; ALCAN INVENTORY. As set forth in Section 2.3(b), Buyer shall perform all required warranty work (including labor and materials) pertaining to products sold or services provided by the Brownsville Business prior to the Closing Date, including, without limitation, all warranty work in respect of the Alcan Agreement. Such warranty obligations shall not reduce the reserve referred to in

Section 2.3(b). In addition, Buyer shall acquire, as part of the Assets, the "coil inventory" pertaining to the Alcan Agreement warranty obligation, which currently has a book value of approximately U.S. $380,000, notwithstanding that such coil inventory has been eliminated from the Closing Balance Sheet. To the extent such coil inventory is disposed of by Buyer and is required to be replaced pursuant to "Option 2" of the Alcan Agreement, then Buyer, at no cost to Sellers, will be responsible for the replacement of such coil inventory. At the expiration of the 10-year period referred to in "Option 2" of the Alcan Agreement, any funds that are received by Buyer from Alcan in respect of the "coil inventory" will be remitted promptly to MagneTek, it being acknowledged that Sellers have not assigned to Buyer the right to receive payment from Alcan at the expiration of such 10-year period.


          8.10 TAX RETURNS AND TAXES FOR COIL COMPANY. Seller shall prepare or cause to be prepared all Tax returns and reports of Coil Company (and/or, if it acquires the Glasmex stock pursuant to Section 3.3 hereof, of Glasmex) the due date for which (taking into account any extensions of time for filing) is on or before the Closing Date, and shall pay or cause to be paid all Taxes required to be shown on such returns or reports as due. Buyer shall prepare or cause to be prepared all returns and reports of Coil Company the due date for which (taking into account extensions of time for filing) is after the Closing Date, and except as otherwise provided in this Section 8.10, shall pay or cause to be paid all Taxes required to be shown on such returns or reports as due. If any such returns or reports prepared by Seller cover a period that includes the Closing Date (an "Overlap Period"), Seller will pay to Buyer an amount equal to the Tax liability of Coil Company (or Glasmex, if applicable) that would have resulted had the Overlap Period ended on the Closing Date, computed in a manner consistent with prior periods. Any amount so payable by Seller shall be paid to Buyer within fifteen (15) business days following receipt of written notice from Buyer of the amount due, together with the computations thereof and supporting workpapers, provided Seller approves of the amount (such approval not to be unreasonably withheld).

                                   ARTICLE IX

                            EMPLOYEE BENEFIT MATTERS

          9.1 EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to all Business Employees of the Brownsville Business, at the same salaries and wages and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date.

Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Business Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any analogous state legislation relating to or arising out of the Transactions. Buyer automatically assumes all comparable liabilities under Mexican law by acquiring the stock of Coil Company and, if applicable pursuant to Section 3.3, of Glasmex.

          9.2 EMPLOYEE BENEFIT PLANS. Effective as of the Closing Date, Business Employees shall cease accruing any benefits under any Seller Plan, and MagneTek shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. Effective as of the Closing Date, Buyer shall establish health plans for the Business Employees of the Brownsville Business that are similar to those now offered to salaried Business Employees of the Brownsville Business, and such plans shall waive any exclusion or limitation with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date by a Business Employee of the Brownsville Business or his covered dependents shall be taken into account under such health plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. By virtue of acquiring the stock of Coil Company and, if applicable pursuant to Section 3.3 of Glasmex, Buyer automatically assumes all liabilities of the Employee Benefit Arrangements as to Business Employees of the Mexico Business.

          9.3 VACATION, HOLIDAY, SICK AND SEVERANCE PAY. As of the Closing Date, Buyer shall assume all of Sellers' obligations for vacation (including accrued vacation), holiday, sick (including accrued sick) and severance (if any) pay to all Business Employees. By virtue of acquiring the stock of Coil Company, Buyer automatically assumes all of such liabilities as to the Business Employees of Coil Company, including Business Employees of Coil Company who formerly were employees of Glasmex. Buyer acknowledges that such liabilities as to such employees of Glasmex were not and will not be discharged in connection with their transfer of employment to Coil Company.

          9.4 ACCESS TO INFORMATION. Sellers shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Business Employee, including, but not limited to, compensation and employment histories.

          9.5 THIRD-PARTY BENEFICIARIES. No provision of this Article IX shall create any third-party beneficiary rights in any employee or former Business Employee (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

                                   ARTICLE X

                                INDEMNIFICATION

          10.1 INDEMNIFICATION BY MAGNETEK. Subject to the terms and conditions of this Article X, MagneTek shall indemnify Buyer and each of its officers, directors, employees and agents (each, a "Buyer Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Person (other than any Loss relating to environmental matters, for which indemnification provisions are set forth in
Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of MagneTek contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith which by its terms survives the Closing, (b) any breach of any covenant of MagneTek contained in this Agreement requiring performance after the Closing Date, (c) if the Closing occurs, the existence of, or the failure of Sellers to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure to comply with any bulk sales laws referred to in Section 7.3), (d) if the Closing occurs, any litigation pertaining to the Mexico Business as to which a complaint has been filed and notice thereof duly provided to Glasmex or Coil Company prior to the Closing Date, or (e) if the Closing occurs, any claims or demands made by any Governmental Authority or any third party which is unrelated to Buyer or its Affiliates arising from deficiencies relating to Coil Company or Glasmex set forth on Schedule 5.4 (PROVIDED that Buyer shall have afforded Sellers the opportunity to mitigate any such Loss by cooperating with Buyer in the cure of such deficiencies pursuant to Section 8.2); PROVIDED, HOWEVER, that MagneTek shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which MagneTek would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Buyer is indemnified under Section 10.3, an amount equal to $50,000 (and then only to the extent of any such excess); and PROVIDED FURTHER, HOWEVER, that MagneTek's aggregate liability under this Section 10.1 and Section 10.3 shall in no event exceed $2,000,000.

          10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall indemnify Sellers and each of their respective officers, directors, employees and agents (each, a "Seller Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Person (other than any Loss relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith which by its terms survives the Closing, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c) if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities (including, for purposes of this Article X, the liabilities of Glasmex assumed by Coil Company pursuant to Section 6.3), (d) if the Closing occurs, the failure of Buyer or Coil Company (or Glasmex, if acquired by Buyer) to pay, perform or discharge when due any liability under Mexican law referred to in the last sentence of Section 9.1 and (e) if the Closing occurs, the ongoing operations of Buyer, Coil Company (and Glasmex, if acquired by Buyer) and the Assets after the Closing Date; PROVIDED, HOWEVER, that Buyer shall not have any liability under this Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Sellers are indemnified under Section 10.3, an amount equal to $50,000 (and then only to the extent of such excess); and PROVIDED FURTHER, HOWEVER, that Buyer's aggregate liability under clauses (a) and (b) of this Section 10.2 shall in no event exceed $2,000,000.

          10.3 INDEMNIFICATION FOR ENVIRONMENTAL MATTERS. Subject to the terms and conditions of this Article X, MagneTek shall indemnify and hold Buyer Indemnified Persons harmless from and against all Losses resulting from claims or demands by any Governmental Authority or any third party which is unrelated to Buyer or its Affiliates arising under any Environmental Law to the extent such Losses (a) either (i) are attributable to the use and/or occupancy of the Brownsville Facility or to Hazardous Substances transported offsite from the Brownsville Facility for treatment, storage or disposal prior to the Closing or (ii) are attributable to the use and/or occupancy of the Mexico Facility or to Hazardous Substances transported offsite from the Mexico Facility for treatment, storage or disposal prior to the Closing and such Losses and claims or demands are made by a third party as aforesaid and arise under Mexican Environmental Law; and (b) exceed, on a cumulative basis with Losses for which Buyer is indemnified under Section 10.1, an amount equal to $50,000; but only to the extent of such excess and PROVIDED, FURTHER, that MagneTek's aggregate liability under this Section 10.3 and Section 10.1 shall in no event exceed $2,000,000. MagneTek's indemnification liability hereunder shall in no event be construed to extend to or include any remediation or other liability arising as a result of the presence or removal of asbestos in or upon any of the improvements located on the Brownsville or Mexico Facilities or any other facility of either Seller at any time. MagneTek's obligation to indemnify Buyer under this Section 10.3 shall expire on the second anniversary of the Closing Date, and Buyer hereby expressly releases each Seller from and after such second anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise. MagneTek shall have no obligation to indemnify any Buyer Indemnified Person with respect to any condition or circumstance relating to the Brownsville Facility or the Brownsville Business prior to the utilization of the Brownsville Facility that commenced in 1983, or with respect to any condition or circumstance relating to the Mexico Facility or the Mexico Business prior to Seller's acquisition of Glasmex. In addition, Magnetek shall have no obligation to indemnify Buyer in respect of the matter referred to in item 6 of Schedule 2.5 hereto, and such matter shall not contribute to the $50,000 deductible hereunder. Buyer shall indemnify and hold each Seller Indemnified Person harmless from and against all Losses resulting from claims or demands by any Governmental Authority or third-party arising under any Environmental Law to the extent such Losses are attributable to the use and/or occupancy by Buyer or any Affiliate of Buyer of the Brownsville or Mexico Facility.

          10.4  LOSSES NET OF INSURANCE, ETC.

                     (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

                     (b) If the Indemnifying Person makes any payment under this Article X in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses. The Indemnified Person shall execute any required documents or instruments, serve as a named plaintiff, or take any other similar steps necessary to effectuate such subrogation.

                      (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, business interruption, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions. The foregoing shall not be interpreted, however, to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns), in a Third-Party Claim (as defined below) of claims for damages of the foregoing type.

                     (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses any Indemnified Person may incur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. Moreover, notwithstanding anything to the contrary in this Agreement, Buyer waives no rights it may have or come to have or to pursue against any unrelated predecessors in interest of MagneTek or NEC.

                     (e) No Buyer Indemnified Person shall have any right, nor shall Magnetek have any liability under this Article X in respect of, any claim for indemnification under Section 10.1 or 10.3 to the extent such claim arises from any action or omission that occurred on or after July 6, 1995 and was under the control of Buyer or its Affiliates or agents pursuant to the Management Agreement referred to in Section 7.1 hereof.

                     (f) To the extent any Indemnified Person incurs a Loss for which a right to indemnification may be asserted under this Article X and such Loss is incurred in Mexican currency, for purposes of calculating the amount of such Loss under this Agreement, the New York selling exchange rate published in THE WALL STREET JOURNAL on the date the Loss was incurred shall govern.

          10.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (A) pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.8, (B) pursuant to Section 10.3, shall terminate as and to the extent set forth therein and (C) pursuant to Sections 10.1(b) and 10.2(b), shall terminate on the second anniversary of the Closing Date (except as to

Sections 7.6, 8.6, 8.7 and 8.9 which shall survive indefinitely or for any applicable periods set forth therein); PROVIDED, HOWEVER, that as to clauses
(A), (B) and (C) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis (whether or not the amount of Losses related to such claim is then known or estimable) of such claim) to the Indemnifying Person.

          10.6 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN FOR TAX CLAIMS). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

          If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.6 hereof to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, in the event a Third-Party Claim is made against either Seller as to which MagneTek is entitled to seek indemnification under this Article X and MagneTek concludes, in its reasonable judgment, that Buyer lacks the financial and personnel resources to vigorously defend MagneTek from such Third-Party Claim, MagneTek may elect to retain the defense of such Third-Party Claim and shall be entitled to be reimbursed by Buyer for its Losses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor.
 Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in
Section 10.7) shall be governed by Section 10.7.

          10.7  PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

                     (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

                     (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its affiliated group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          10.8 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 10.1 and 10.2 and shall terminate at the close of business on the second anniversary of the Closing Date. Notwithstanding the foregoing, (a) the representations and warranties relating to environmental matters in
Section 4.8 shall not survive the Closing and (b) Buyer's acknowledgment pursuant to Section 5.4 shall not expire. Nothing in this Section 10.8 shall limit the duration of Section 10.3.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          11.1 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties' successor-in-interest and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer other than by operation of law, including by way of stock sale or merger, except to a buyer of substantially all the assets of Buyer, without the prior written consent of MagneTek; PROVIDED, HOWEVER, that
(a) Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Buyer that can accurately make all of Buyer's representations and warranties as of the Closing without the prior written consent of MagneTek, but in no event shall any such assignment limit or affect Buyer's obligations hereunder and (b) Buyer may assign its rights (including its indemnification rights) hereunder or grant a security interest in this Agreement, or both, to or for the benefit of any Person holding a financial obligation of Buyer issued in connection with the financing of the Transactions or in connection with any renewal, extension, modification, amendment, refinancing, refunding or replacement of any such financial obligation.

          11.2  NO THIRD-PARTY BENEFICIARIES.  Except as provided in Section
11.1 as to permitted assignees and in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          11.3  TERMINATION.

                     (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing
Date:
                          (i)  by mutual written consent
                of Sellers and Buyer;
                         (ii) by Sellers if any of the conditions set forth in Section 3.2 shall have become incapable of fulfillment, and shall not have been waived by Sellers;
                        (iii)  by Buyer if any of the conditions set forth in
                Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or
                         (iv) by Sellers or Buyer, if the Closing does not occur on or prior to September 30, 1995; PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not materially in breach
                (after having been given written notice and a five-Business
                Day cure period, if such breach is susceptible of cure) of any of its representations, warranties, covenants or agreements contained in this Agreement.

                     (b) In the event of termination by Sellers or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the

Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

                         (i)  Buyer shall return all documents and
                copies and other material received from Sellers relating to the Transactions, whether so obtained before or after the execution hereof, to Sellers;

                        (ii)  all confidential information received
                by Buyer with respect to the Brownsville Business, Coil Company and Glasmex and Sellers shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

                     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 11.4 relating to certain expenses, (iii) Section 8.3 relating to publicity,
(iv) Section 11.11 relating to finder's fees and broker's fees and (v) this
Section 11.3. Nothing in this Section 11.3 shall be deemed to release Sellers or Buyer from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Sellers or Buyer to compel specific performance by the other party of its obligations under this Agreement.

           11.4 EXPENSES. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such fees, costs or expenses.

          11.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

          11.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          11.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                      (i)  if to Buyer, to:

                           National Electric Coil Company, L.P.
                           c/o National Electric Coil-Columbus
                           800 King Avenue
                           Columbus, Ohio  43212

                           with a copy to:

                           Stanley L. Waldbaum, Esq.
                           12 Hawk Street
                           Spring Valley, NY  10977

                     (ii)  if to MagneTek, to:

                           MagneTek, Inc.
                           26 Century Boulevard
                           P.O. Box 290159
                           Nashville, Tennessee 37229-0159
                           Attention:  Samuel A. Miley, Esq.
                                       General Counsel

                           with a copy to:

                           Gibson, Dunn & Crutcher
                           333 South Grand Avenue
                           48th Floor
                           Los Angeles, California  90071
                           Attention:  Jennifer Bellah, Esq.

                    (iii)  if to NEC, to:

                           MagneTek National Electric Coil, Inc.
                           c/o 26 Century Boulevard
                           P.O. Box 290159
                           Nashville, Tennessee 37229-0159
                           Attention:  Samuel A. Miley, Esq.
                                       Secretary


          11.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this

Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All of the Transaction Documents shall be interpreted in such a manner as to harmonize and give effect to the provisions thereof.

          11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          11.10 ENTIRE AGREEMENT. This Agreement, the Sharing Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter. 11.11FEES. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are set forth in Schedule 11.11 and (b) each party agrees that it will pay all fees or commissions which may be payable to such firm(s) retained by it or to which it may be obligated.

          11.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          11.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                           MAGNETEK, INC.

                           By:
                              -----------------------------------
                           Name:   David P. Reiland
                           Title:  Executive Vice President

                           MAGNETEK NATIONAL ELECTRIC COIL, INC.

                           By:
                              -----------------------------------
                           Name:   David P. Reiland
                           Title:  President

                           NATIONAL ELECTRIC COIL COMPANY, L.P.

                           By:  Advanced Coil Technology,
                                Inc., its general partner

                           By:
                              -----------------------------------
                           Name:   Robert G. Barton
                           Title:  President